Exhibit 8.1

中国北京建国门外大街 1 号国贸写字楼 2 座 12-14 层 100004

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

Legal Opinion

To: Quhuo Limited

3rd Floor, Block A, Tonghui Building

No. 1132 Huihe South Street, Chaoyang District

Beijing, 100020

People’s Republic of China

September 28, 2023

Dear Sirs:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as the PRC counsel to Quhuo Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Registration Statement on Form F-3, (including all amendments or supplements thereto the “Registration Statement”)(File No. 333-273087), initially filed on June 30, 2023 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, up to US$300,000,000 of the securities as set out in the Registration Statement (collectively, the “Securities”).

In so acting, we have reviewed the Registration Statement, and we have examined the originals or copies certified or otherwise identified to our satisfaction of the documents provided to us by the Company as we have deemed necessary for the purpose of rendering this Opinion (the “Documents”). Where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates or statements issued by Governmental Authorities and appropriate representatives of the Company.

In examining the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry: (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated such documents; (d) that information provided to us by the Company, the PRC Subsidiaries (as defined below) and the Variable Interest Entity (as defined below) in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries and the Variable Interest Entity have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) all Governmental Authorizations and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than PRC companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than PRC companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and (h) all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company, the PRC Subsidiaries and the Variable Interest Entity with proper authority and upon representations, made in or pursuant to the Documents.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

The following terms as used in this Opinion are defined as follows:

“Contractual Arrangements” means the arrangements described under the caption “Our Contractual Arrangements” in the section “Prospectus Summary” in the Registration Statement.

“CSRC” means the China Securities Regulatory Commission.

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, CSRC and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Laws” means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiaries” means Beijing Quhuo Information Technology Co., Ltd. (北京趣活信息技术有 限公司), or the “Beijing WFOE” and Shanghai Quhuoqushun Information Technology Co., Ltd. (上海趣活趣顺信息技术有限公司).

“Overseas Listing Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023 and came into force on March 31, 2023.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entity” means Beijing Quhuo Technology Co., Ltd. (北京趣活科技有限公司).

Based upon and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

1.	Except as described in the Registration Statement, the ownership structures of the PRC Subsidiaries and the Variable Interest Entity do not result in any violation of the PRC Laws.

2.	Except as described in the Registration Statement, the contractual arrangements among the Beijing WFOE, the Variable Interest Entity and its shareholders governed by the PRC Laws are valid, binding on each party thereto, and enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant Governmental Authorities in exercising their authority in connection with the interpretation and implementation thereof and the application of relevant PRC Laws and policies thereto, and to general equity principles.

3.	There can be no assurance that the PRC authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

4.	Based on our understanding of the PRC Laws, in so far as the M&A Rules concerned , the CSRC’s approval is not required under the M&A Rules for the offerings of the Securities, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; (ii) the PRC Subsidiaries were directly established as wholly foreign-owned enterprises, and the Company has not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners after the effective date of the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among the Beijing WFOE, the Variable Interest Entity and its shareholders as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

5.	As of the date of this prospectus, the Company, the PRC subsidiaries and the affiliated entities are not required to obtain any approval or permission from the CSRC for the Company to file this Registration Statement on Form F3 under any currently effective PRC laws, regulations, and regulatory rules. However, according to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. Companies that had already been listed overseas as of March 31, 2023, are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed. We are of the view that any future offering pursuant to the Prospectus will be subject to the Overseas Listing Trial Measures, and the Company should, through its major operating entity incorporated in the PRC, file for record with the CSRC within three business days after the completion of the subsequent initial offering and make a summary report to the CSRC after the completion of offerings pursuant to the Prospectus. Furthermore, an overseas listed company is required to report to the CSRC within three business days after the occurrence and announcement of any of the following material events: (1) a change of control of the listed company; (2) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or authorities in respect of the listed company; (3) a change of listing status or transfer of listing segment; and (4) the voluntary or mandatory delisting of the listed company. If there is any material change of the principal business of the listed company after the overseas offering and listing so that the listed company is no longer required to file with the CSRC, it shall file a specific report and a legal opinion issued by a domestic law firm to the CSRC within three business days after the occurrence thereof.

6.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

This Opinion is subject to the following qualifications:

1.	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2.	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

3.	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

4.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name under captions “Prospectus Summary,” “Risk Factors,” “Enforcement of Civil Liabilities,” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours sincerely,

Commerce & Finance Law Offices

/s/ Commerce & Finance Law Offices

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